Exhibit 99

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	January 30, 2014

CELADON GROUP REPORTS DECEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended December 30, 2013, the second fiscal quarter of the Company’s fiscal year ending June 30, 2014.

Revenue for the quarter increased 30.7% to $193.6 million in the December 2013 quarter from $148.1 million in the December 2012 quarter.  Freight revenue, which excludes fuel surcharges, increased 34.6% to $157.2 million in the December 2013 quarter from $116.8 million in the December 2012 quarter.  Net income decreased 30.5% to $5.1 million in the 2013 quarter from $7.4 million for the same quarter last year.  Earnings per diluted share decreased to $0.22 in the December 2013 period from $0.32 for the same quarter last year.

For the six months ended December 31, 2013, revenue increased 22.3% to $368.7 million in 2013 from $301.4 million for the same period last year.  Freight revenue, which excludes fuel surcharges, increased 25.2% to $299.2 million in 2013 from $238.9 million for the same period last year. Net income decreased 25% to $11.7 million in the December 2013 period from $15.6 million for the same period last year.  Earnings per diluted share decreased to $0.49 in the December 2013 period from $0.67 for the period last year.

Paul Will, President and Chief Executive Officer, made the following comments:  “Operations, maintenance and fuel expenses increased primarily due to older equipment associated with our most recent acquisitions, which will be somewhat alleviated in future periods when those assets are refreshed in a similar fashion to the remaining Celadon fleet.

“The average age of the Company’s tractor fleet was 1.7 years as of December 2013 and the average age of the trailer fleet was 2.4 years as of December 2013.  Gains on sales of assets were $0.8 million in the December 2013 quarter compared with $4.0 million in the December 2012 quarter.

“We are pleased with our overall improvement in our operating statistics.  The increase in average seated tractor count of 720, or 26.7%, to 3,418 in the December 2013 quarter compared with 2,698 in the December 2012 quarter was a significant operating metric improvement that resulted in increased revenue for the quarter.  This increase was a result of expanding our recruiting efforts at terminal locations, having established a driving school as well as our previously announced acquisitions over the past year.  In addition, we completed an acquisition of Osborn Transportation, Inc. based in Rainbow City, AL, during the December 2013 quarter, which operates approximately 190 tractors.

“Our primary focus over the past year has been to expand our service offerings to our customers and grow our capacity of seated tractors, which has resulted in freight revenue growth for the December 2013 quarter of approximately 35% over the December 2012 quarter.  This growth strategy should position Celadon to better serve our customers now and especially in the near future as we believe truck capacity will continue to tighten for the truckload industry.  The business generated from these acquisitions has been instrumental in our ability to add truck capacity and density in our current operating lanes.  Although we have incurred acquisition and transition related costs in the December 2013 quarter that are one-time in nature, we believe these costs and future synergies related to these transactions should benefit Celadon in future quarters.

“Our average revenue per tractor per week increased $65, or 2.3%, to $2,880 in the December 2013 quarter, from $2,815 in the December 2012 quarter.  In addition, our average revenue per loaded mile increased to $1.63 per mile in the December 2013 quarter from $1.57 in the December 2012 quarter.

“Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At December 31, 2013 we had $237.9 million of stockholders equity December 2013 quarter.  Our increased cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.”

On January 30, 2014, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending April 30, 2014.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on April 18, 2014 to shareholders of record at the close of business on April 4, 2014.

Conference Call Information

An investor conference call is scheduled for Friday, January 31 at 11:00 a.m. ET.  Management will discuss the results of the quarter.  To listen and participate in a questions-and-answers exchange, simply dial 800-774-6070 (or 630-691-2753) pin number 9330176 a few minutes prior to the start time.  A replay will be available through February 28 at http://investors.celadontrucking.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2013	2012	2013	2012

REVENUE:
Freight revenue	$157,241	$116,794	$299,197	$238,910
Fuel surcharge revenue	36,354	31,318	69,500	62,499
Total revenue	193,595	148,112	368,697	301,409

OPERATING EXPENSES:
Salaries, wages, and employee benefits	53,905	41,639	100,558	82,040
Fuel	43,679	36,422	80,522	73,875
Purchased transportation	45,599	28,638	87,343	56,975
Revenue equipment rentals	1,577	1,653	3,229	3,650
Operations and maintenance	11,652	7,713	22,925	15,779
Insurance and claims	4,595	3,988	8,735	7,489
Depreciation and amortization	15,921	9,534	30,849	22,208
Communications and utilities	1,475	1,349	2,839	2,641
Operating taxes and licenses	3,293	2,509	6,125	5,097
General and other operating	2,956	2,076	5,098	3,924
Total operating expenses	184,652	135,521	348,223	273,678

Operating income	8,943	12,591	20,474	27,731

Interest expense	1,263	1,172	2,487	2,663
Interest income	(4)	---	(4)	---
Other income	(159)	(316)	(400)	(279)
Income before income taxes	7,843	11,735	18,391	25,347
Income tax expense	2,717	4,355	6,699	9,706
Net income	$5,126	$7,380	$11,692	$15,641

Income per common share:
Diluted	$0.22	$0.32	$0.49	$0.67
Basic	$0.22	$0.33	$0.51	$0.70

Diluted weighted average shares outstanding	23,679	23,248	23,671	23,214
Basic weighted average shares outstanding	22,995	22,587	22,963	22,485

CELADON GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2013 and June 30, 2013
(Dollars and shares in thousands except par value)

	(unaudited)
	December 31,	June 30,
ASSETS	2013	2013

Current assets:
Cash and cash equivalents	$15,196	$1,315
Trade receivables, net of allowance for doubtful accounts of $853 and $919 at December 31, 2013 and June 30, 2013, respectively	93,227	77,623
Prepaid expenses and other current assets	31,958	13,434
Tires in service	1,434	1,245
Equipment for resale	6,701	9,923
Income tax receivable	---	9,506
Deferred income taxes	4,085	4,342
Total current assets	152,601	117,388
Property and equipment	675,985	612,236
Less accumulated depreciation and amortization	132,100	115,366
Net property and equipment	543,885	496,870
Tires in service	2,098	1,785
Goodwill	23,686	17,730
Investment in joint venture	3,972	4,604
Other assets	3,878	2,785
Total assets	$730,120	$641,162

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,166	$10,401
Accrued salaries and benefits	12,038	11,197
Accrued insurance and claims	11,600	10,092
Accrued fuel expense	9,158	7,461
Other accrued expenses	31,274	20,070
Income taxes payable	2,203	--
Current maturities of capital lease obligations	48,300	25,669
Total current liabilities	122,739	84,890
Long-term debt	151,908	78,137
Capital lease obligations, net of current maturities	154,927	190,625
Deferred income taxes	62,613	61,821
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,827 and 23,887 shares at December 31, 2013 and June 30, 2013, respectively	786	788
Treasury stock at cost; 537 and 696 shares at December 31, 2013 and June 30, 2013, respectively	(3,711)	(4,811)
Additional paid-in capital	105,029	103,749
Retained earnings	142,001	131,224
Accumulated other comprehensive loss	(6,172)	(5,261)
Total stockholders' equity	237,933	225,689
Total liabilities and stockholders' equity	$730,120	$641,162

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2013	2012	2013	2012

Average revenue per loaded mile (*)	$1.632	$1.571	$1.615	$1.567
Average revenue per total mile (*)	$1.430	$1.398	$1.419	$1.400
Average revenue per tractor per week (*)	$2,880	$2,815	$2,896	$2,858
Average miles per seated tractor per week(**)	2,014	2,014	2,042	2,041
Average seated line-haul tractors (**)	3,418	2,698	3,221	2,717
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$164,113	$130,058	$311,771	$264,360
Asset Light Revenue	14,041	10,677	27,259	21,539
Intermodal Revenue	9,734	4,353	17,257	9,521
Other Revenue	5,707	3,025	12,410	5,989
Total Revenue	$193,595	$148,112	$368,697	$301,409
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

Return to Form 8-K